Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

GUARANTY BANCORP

Guaranty Bancorp, a corporation duly organized and existing under the Delaware General Corporation Law (the “Company”), does hereby certify that the following resolutions were duly adopted by the Company’s Board of Directors (the “Board”):

WHEREAS, pursuant to the authority conferred upon the Board by the Company’s certificate of incorporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board designated 73,280 shares of the Company’s preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred”) pursuant to a Certificate of Designations for Series A Convertible Preferred Stock filed with the Delaware Secretary of State on August 11, 2009.

WHEREAS, the terms of the Series A Preferred were subsequently amended by the Board by an Amended and Restated Certificate of Designations for Series A Convertible Preferred Stock, which was filed with the Delaware Secretary of State on September 30, 2011 (the “Certificate of Designations”).

WHEREAS, pursuant to the Amended and Restated Series A Convertible Preferred Stock Transaction Agreement, dated as of August 9, 2011, and the Certificate of Designations, all outstanding shares of the Series A Preferred have been converted into shares of the Company’s common stock and therefore no shares of the Series A Preferred are currently outstanding.

WHEREAS, the Board deems it advisable and in the best interests of the Company and its stockholders to approve a certificate of elimination to eliminate all matters set forth in the Certificate of Designations with respect to the Series A Preferred from the Company’s certificate of incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Elimination be, and it hereby is, approved in the form presented to the Board (the “Certificate of Elimination”);

RESOLVED FURTHER, that no shares of the Series A Preferred are outstanding and that no shares of the Series A Preferred will be issued subject to the Certificate of Designations previously filed with the Delaware Secretary of State with respect to the Series A Preferred; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to execute the Certificate of Elimination and to file such Certificate of Elimination with the Delaware Secretary of State pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Company’s certificate of incorporation all matters set forth therein with respect to the Series A

Preferred.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on this 3rd day of October, 2011.

GUARANTY BANCORP

By:	/s/ Paul W. Taylor
	Name:	Paul W. Taylor
	Title:	CEO & President